Exhibit 99

PHILLIPS 66

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Phillips 66

We have audited the accompanying combined balance sheets of Phillips 66 as of December 31, 2011 and 2010, and the related combined statements of income, comprehensive income, changes in net investment, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Phillips 66 at December 31, 2011 and 2010, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Houston, Texas

March 1, 2012,

except for Note 22, as to which the date is

November 2, 2012

Combined Statement of Income	Phillips 66
Years Ended December 31	Millions of Dollars
	2011	2010	2009
Revenues and Other Income
Sales and other operating revenues*	$196,088	146,561	112,692
Equity in earnings of affiliates	2,843	1,765	1,092
Net gain on dispositions	1,638	241	79
Other income	45	89	88

Total Revenues and Other Income	200,614	148,656	113,951

Costs and Expenses
Purchased crude oil and products	172,837	125,092	93,156
Operating expenses	4,072	4,189	4,097
Selling, general and administrative expenses	1,409	1,384	1,314
Depreciation and amortization	908	880	879
Impairments	472	1,699	66
Taxes other than income taxes*	14,288	13,985	13,620
Accretion on discounted liabilities	21	22	24
Interest and debt expense	17	1	1
Foreign currency transaction (gains) losses	(34)	85	(53)

Total Costs and Expenses	193,990	147,337	113,104

Income before income taxes	6,624	1,319	847
Provision for income taxes	1,844	579	368

Net income	4,780	740	479
Less: net income attributable to noncontrolling interests	(5)	(5)	(3)

Net Income Attributable to Phillips 66	$4,775	735	476

*Includes excise taxes on petroleum product sales:	$13,955	13,689	13,325
See Notes to Combined Financial Statements.

Combined Statement of Comprehensive Income	Phillips 66
Years Ended December 31	Millions of Dollars
	2011	2010	2009
Net Income	$4,780	740	479

Other comprehensive income (loss)
Defined benefit plans
Net gain (loss) arising during the period	(8)	(8)	2
Reclassification adjustment for amortization of prior net losses included in net income	3	2	3

Net change	(5)	(6)	5
Other plans*	(41)	(23)	46
Income taxes on defined benefit plans	17	12	(16)

Defined benefit plans, net of tax	(29)	(17)	35

Foreign currency translation adjustments	28	(95)	214
Income taxes on foreign currency adjustments	(92)	(4)	(22)

Foreign currency translation adjustments, net of tax	(64)	(99)	192

Hedging activities	2	2	3
Income taxes on hedging activities	(1)	(1)	2

Hedging activities, net of tax	1	1	5

Other comprehensive income (loss), net of tax	(92)	(115)	232

Comprehensive income	4,688	625	711
Less: comprehensive income attributable to noncontrolling interests	(5)	(5)	(3)

Comprehensive Income Attributable to Phillips 66	$4,683	620	708

*Plans for which Phillips 66 is not the primary obligor—primarily those administered by equity affiliates.
See Notes to Combined Financial Statements.

Combined Balance Sheet	Phillips 66
At December 31	Millions of Dollars
	2011	2010
Assets
Cash and cash equivalents	$-	-
Accounts and notes receivable (net of allowance of $13 million in 2011 and $7 million in 2010)	8,354	8,364
Accounts and notes receivable—related parties	1,671	1,849
Inventories	3,466	4,113
Prepaid expenses and other current assets	457	378

Total Current Assets	13,948	14,704
Investments and long-term receivables	10,306	9,918
Loans and advances—related parties	1	401
Net properties, plants and equipment	14,771	15,409
Goodwill	3,332	3,633
Intangibles	732	777
Other assets	121	113

Total Assets	$43,211	44,955

Liabilities
Accounts payable	$10,007	9,814
Accounts payable—related parties	785	937
Short-term debt	30	29
Accrued income and other taxes	1,087	1,182
Employee benefit obligations	64	89
Other accruals	411	452

Total Current Liabilities	12,384	12,503
Long-term debt	361	388
Asset retirement obligations and accrued environmental costs	787	802
Deferred income taxes	5,803	4,817
Employee benefit obligations	117	111
Other liabilities and deferred credits	466	308

Total Liabilities	19,918	18,929

Net Investment
Accumulated other comprehensive income	122	214
Net parent company investment	23,142	25,787

Total	23,264	26,001
Noncontrolling interests	29	25

Total Net Investment	23,293	26,026

Total Liabilities and Net Investment	$43,211	44,955

See Notes to Combined Financial Statements.

Combined Statement of Cash Flows	Phillips 66
Years Ended December 31	Millions of Dollars
	2011	2010	2009
Cash Flows From Operating Activities
Net income	$4,780	740	479
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	908	880	879
Impairments	472	1,699	66
Accretion on discounted liabilities	21	22	24
Deferred taxes	931	(33)	(84)
Undistributed equity earnings	(951)	(723)	(562)
Net gain on dispositions	(1,638)	(241)	(79)
Other	167	(53)	(174)
Working capital adjustments
Decrease (increase) in accounts and notes receivable	(186)	(3,019)	(2,087)
Decrease (increase) in inventories	616	(344)	237
Decrease (increase) in prepaid expenses and other current assets	28	(2)	183
Increase (decrease) in accounts payable	58	3,003	2,606
Increase (decrease) in taxes and other accruals	(200)	163	(542)

Net Cash Provided by Operating Activities	5,006	2,092	946

Cash Flows From Investing Activities
Capital expenditures and investments	(1,022)	(1,150)	(2,461)
Proceeds from asset dispositions	2,627	662	757
Long-term advances/loans—related parties	-	(200)	(350)
Collection of advances/loans—related parties	550	20	1
Other	337	16	80

Net Cash Provided by (Used in) Investing Activities	2,492	(652)	(1,973)

Cash Flows From Financing Activities
Contributions from (distributions to) parent company	(7,471)	(1,411)	1,056
Repayment of debt	(26)	(26)	(25)
Other	(1)	(3)	(4)

Net Cash Provided by (Used in) Financing Activities	(7,498)	(1,440)	1,027

Net Change in Cash and Cash Equivalents	-	-	-
Cash and cash equivalents at beginning of year	-	-	-

Cash and Cash Equivalents at End of Year	$-	-	-

See Notes to Combined Financial Statements.

Combined Statement of Changes in Net Investment		Phillips 66
	Millions of Dollars
	Attributable to Phillips 66
	Accum. Other Comprehensive Income	Net Parent Company Investment	Noncontrolling Interests	Total
December 31, 2008	$97	24,902	23	25,022
Net income	-	476	3	479
Other comprehensive income	232	-	-	232
Net transfers from parent company	-	1,210	-	1,210
Distributions to noncontrolling interests and other	-	-	(3)	(3)

December 31, 2009	329	26,588	23	26,940
Net income	-	735	5	740
Other comprehensive loss	(115)	-	-	(115)
Net transfers to parent company	-	(1,536)	-	(1,536)
Distributions to noncontrolling interests and other	-	-	(3)	(3)

December 31, 2010	214	25,787	25	26,026
Net income	-	4,775	5	4,780
Other comprehensive loss	(92)	-	-	(92)
Net transfers to parent company	-	(7,420)	-	(7,420)
Distributions to noncontrolling interests and other	-	-	(1)	(1)

December 31, 2011	$122	23,142	29	23,293

See Notes to Combined Financial Statements.

Notes to Combined Financial Statements	Phillips 66

Note 1—Separation and Basis of Presentation

The Separation

On July 14, 2011, ConocoPhillips announced approval by its Board of Directors to pursue the separation of its upstream and downstream businesses into two stand-alone, publicly traded corporations. This separation is expected to be completed in accordance with a separation and distribution agreement between ConocoPhillips and Phillips 66. ConocoPhillips intends to distribute, on a pro rata basis, all of the shares of Phillips 66 common stock to the ConocoPhillips stockholders as of the record date for the separation. Phillips 66 was incorporated in Delaware as a wholly owned subsidiary of ConocoPhillips in November 2011. The separation is subject to market conditions, customary regulatory approvals, the receipt of an affirmative Internal Revenue Service ruling with respect to the tax-free nature of the separation, and final approval by ConocoPhillips’ Board of Directors.

Basis of Presentation

These combined financial statements were prepared in connection with the expected separation and are derived from the consolidated financial statements and accounting records of ConocoPhillips. These statements reflect the combined historical results of operations, financial position and cash flows of ConocoPhillips’ refining, marketing and transportation operations; its natural gas gathering, processing, transmission and marketing operations, primarily conducted through its equity investment in DCP Midstream, LLC; its petrochemical operations, conducted through its equity investment in Chevron Phillips Chemical Company LLC (CPChem); its power generation operations; and an allocable portion of corporate costs. Although the legal transfer of these downstream businesses of ConocoPhillips into Phillips 66 has yet to take place, for ease of reference, these combined financial statements are collectively referred to as those of Phillips 66. Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to “us,” “our” or “we” mean the downstream businesses of ConocoPhillips, which are referred to as Phillips 66.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within Phillips 66 have been eliminated. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the separation all of the assets and liabilities presented are wholly owned by ConocoPhillips and are being transferred within the ConocoPhillips consolidated group. The combined statement of income also includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with Phillips 66, employee headcount or capital expenditures. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from ConocoPhillips, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

ConocoPhillips uses a centralized approach to the cash management and financing of its operations. Our cash is transferred to ConocoPhillips daily and ConocoPhillips funds our operating and investing activities as needed. Accordingly, the cash and cash equivalents held by ConocoPhillips at the corporate level were not allocated to us for any of the periods presented. We reflect transfers of cash to and from ConocoPhillips’ cash management system as a component of “Net parent company investment” on our combined balance sheet. We have included debt incurred from our limited direct financing on our balance sheet, as this debt is specific to our business. We also have not included any interest expense for intercompany cash advances from ConocoPhillips, since historically ConocoPhillips has not allocated interest expense related to intercompany advances to any of its businesses.

Events and transactions subsequent to the balance sheet date have been evaluated through March 1, 2012, the date these combined financial statements were issued, for potential recognition or disclosure in the combined financial statements.

Note 2—Accounting Policies

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Combination Principles and Investments—Our combined financial statements include the accounts of majority-owned, controlled subsidiaries and variable interest entities where we are the primary beneficiary. The equity method is used to account for investments in affiliates in which we have the ability to exert significant influence over the affiliates’ operating and financial policies. When we do not have the ability to exert significant influence, the investment is either classified as available-for-sale if fair value is readily determinable, or the cost method is used if fair value is not readily determinable. Undivided interests in pipelines, natural gas plants and terminals are combined on a proportionate basis. Other securities and investments are generally carried at cost.

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Net Parent Company Investment—In the combined balance sheet, net parent company investment represents ConocoPhillips’ historical investment in us, our accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, ConocoPhillips.

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Foreign Currency Translation—Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in net investment. Foreign currency transaction gains and losses are included in current earnings. Most of our foreign operations use their local currency as the functional currency.

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Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

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Revenue Recognition—Revenues associated with sales of crude oil, natural gas liquids, petroleum and chemical products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues associated with transactions commonly called buy/sell contracts, in which the purchase and sale of inventory with the same counterparty are entered into “in contemplation” of one another, are combined and reported net (i.e., on the same income statement line).

■	Shipping and Handling Costs—We record shipping and handling costs in purchased crude oil and products. Freight costs billed to customers are recorded as a component of revenue.

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Inventories—We have several valuation methods for our various types of inventories and consistently use the following methods for each type of inventory. Crude oil and petroleum products inventories are valued at the lower of cost or market in the aggregate, primarily on the last-in, first-out (LIFO) basis. Any necessary lower-of-cost-or-market write-downs at year end are recorded as permanent adjustments to the LIFO cost basis. LIFO is used to better match current inventory costs with current revenues and to meet tax-conformity requirements. Costs include both direct and indirect expenditures incurred in bringing an item or product to its existing condition and location, but not unusual/nonrecurring costs or research and development costs. Materials and supplies inventories are valued using the weighted-average-cost method.

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Fair Value Measurements—We categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants.

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Derivative Instruments—Derivative instruments are recorded on the balance sheet at fair value. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the balance sheet and the collateral payable or receivable is netted against derivative assets and derivative liabilities, respectively.

Recognition and classification of the gain or loss that results from recording and adjusting a derivative to fair value depends on the purpose for issuing or holding the derivative. Gains and losses from derivatives not accounted for as hedges are recognized immediately in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gains or losses from adjusting the derivative to its fair value will be immediately recognized in earnings and, to the extent the hedge is effective, offset the concurrent recognition of changes in the fair value of the hedged item. Gains or losses from derivative instruments that are designated and qualify as a cash flow hedge or hedge of a net investment in a foreign entity are recognized in other comprehensive income and appear on the balance sheet in accumulated other comprehensive income until the hedged transaction is recognized in earnings; however, to the extent the change in the value of the derivative exceeds the change in the anticipated cash flows of the hedged transaction, the excess gains or losses will be recognized immediately in earnings.

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Capitalized Interest—Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset’s properties, plant and equipment and is amortized over the useful life of the assets.

Although parent company interest expense on general corporate debt is not allocated to us in these combined financial statements, our properties, plants and equipment balance does include capitalized interest from such debt if our projects met the criteria for interest capitalization.

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Intangible Assets Other Than Goodwill—Intangible assets with finite useful lives are amortized by the straight-line method over their useful lives. Intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. Each reporting period, we evaluate the remaining useful lives of intangible assets not being amortized to determine whether events and circumstances continue to support indefinite useful lives. These indefinite-lived intangibles are considered impaired if the fair value of the intangible asset is lower than net book value. The fair value of intangible assets is determined based on quoted market prices in active markets, if available. If quoted market prices are not available, fair value of intangible assets is determined based upon the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or upon estimated replacement cost, if expected future cash flows from the intangible asset are not determinable.

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Goodwill—Goodwill resulting from a business combination is not amortized but is tested at least annually for impairment. If the fair value of a reporting unit is less than the recorded book value of the reporting unit’s assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit’s assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. For purposes of goodwill impairment calculations, Worldwide Refining and Marketing is our only reporting unit.

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Depreciation and Amortization—Depreciation and amortization of properties, plants and equipment are determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

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Impairment of Properties, Plants and Equipment—Properties, plants and equipment used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group and annually in the fourth quarter following updates to corporate planning assumptions. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value through additional amortization or depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at an entire complex level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible. Long-lived assets committed by management for disposal within one year are accounted for at the lower of amortized cost or fair value, less cost to sell, with fair value determined using a binding negotiated price, if available, or present value of expected future cash flows as previously described.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future volumes, prices, costs, margins, and capital project decisions, considering all available evidence at the date of review.

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Impairment of Investments in Nonconsolidated Entities—Investments in nonconsolidated entities are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred and annually following updates to corporate planning assumptions. When such a condition is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. The fair value of the impaired investment is based on quoted market prices, if available, or upon the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate.

■	Maintenance and Repairs—Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Major refinery maintenance turnarounds are expensed as incurred.

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Advertising Costs—Production costs of media advertising are deferred until the first public showing of the advertisement. Advances to secure advertising slots at specific sporting or other events are deferred until the event occurs. All other advertising costs are expensed as incurred, unless the cost has benefits that clearly extend beyond the interim period in which the expenditure is made, in which case the advertising cost is deferred and amortized ratably over the interim periods that clearly benefit from the expenditure.

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Property Dispositions—When complete units of depreciable property are sold, the asset cost and related accumulated depreciation are eliminated, with any gain or loss reflected in the “Net gain on dispositions” line of our combined statement of income. When less than complete units of depreciable property are disposed of or retired, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

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Asset Retirement Obligations and Environmental Costs—Fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset. For additional information, see Note 10—Asset Retirement Obligations and Accrued Environmental Costs.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

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Guarantees—Fair value of a guarantee is determined and recorded as a liability at the time the guarantee is given. The initial liability is subsequently reduced as we are released from exposure under the guarantee. We amortize the guarantee liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of guarantee. In cases where the guarantee term is indefinite, we reverse the liability when we have information indicating the liability is essentially relieved or amortize it over an appropriate time period as the fair value of our guarantee exposure declines over time. We amortize the guarantee liability to the related income statement line item based on the nature of the guarantee. When it becomes probable we will have to perform on a guarantee, we accrue a separate liability if it is reasonably estimable, based on the facts and circumstances at that time. We reverse the fair value liability only when there is no further exposure under the guarantee.

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Stock-Based Compensation—We recognize stock-based compensation expense over the shorter of: (1) the service period (i.e., the time required to earn the award); or (2) the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, which is the minimum time required for an award to not be subject to forfeiture. We have elected to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

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Pension and Postretirement Plans—Certain of our U.S. and U.K. employees participate in defined benefit pension plans and postretirement health and life insurance plans (Shared Plans) sponsored by ConocoPhillips, which include participants of other ConocoPhillips subsidiaries. We account for such Shared Plans as multiemployer benefit plans. Accordingly, we do not record an asset or liability to recognize the funded status of the Shared Plans. We recognize a liability only for any required contributions to the Shared Plans that are accrued and unpaid at the balance sheet date. The related pension and postretirement expenses are allocated to Phillips 66 based primarily on pensionable compensation of active participants.

Plans in Austria, Germany, and Ireland that are sponsored by entities included in Phillips 66 (Direct Plans) are accounted for as defined benefit pension plans. Accordingly, the funded and unfunded position of each Direct Plan is recorded in our combined balance sheet. Actuarial gains and losses that have not yet been recognized through income are recorded in accumulated other comprehensive income within net investment, net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to Direct Plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, long-term expected rates of return on plan assets, and future compensation increases. Management develops each assumption using relevant company experience in conjunction with market-related data for each individual country in which such plans exist. For additional information, see Note 16—Employee Benefit Plans.

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Income Taxes—Our taxable income is included in the U.S. federal income tax returns and in a number of state income tax returns of ConocoPhillips. In the accompanying combined financial statements, our provision for income taxes is computed as if we were a stand-alone tax-paying entity.

Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial reporting basis and the tax basis of our assets and liabilities, except for deferred taxes on income considered to be permanently reinvested in certain foreign subsidiaries and foreign corporate joint ventures. Allowable tax credits are applied as reductions of the provision for income taxes. Interest related to unrecognized tax benefits is reflected in interest expense, and penalties in operating expenses.

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Taxes Collected from Customers and Remitted to Governmental Authorities—Excise taxes are reported gross within sales and other operating revenues and taxes other than income taxes, while other sales and value-added taxes are recorded net in taxes other than income taxes.

Note 3—Changes in Accounting Principles

Comprehensive Income

Effective December 31, 2011, we early adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2011-05, “Presentation of Comprehensive Income.” This ASU amends FASB Accounting Standards Codification (ASC) Topic 220, “Comprehensive Income,” by requiring a more prominent presentation of the components of other comprehensive income. We elected the two-statement approach, presenting other comprehensive income in a separate statement immediately following the income statement. On December 23, 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05.” ASU 2011-12 defers the ASU 2011-05 requirement to present items reclassified into net income from other comprehensive income. This deferral only impacted the presentation requirement on the combined income statement.

Note 4—Inventories

Inventories at December 31 consisted of the following:

	Millions of Dollars
	2011	2010
Crude oil and petroleum products	$3,193	3,839
Materials and supplies	273	274

	$3,466	4,113

Inventories valued on the LIFO basis totaled $3,046 million and $3,724 million at December 31, 2011 and 2010, respectively. The estimated excess of current replacement cost over LIFO cost of inventories amounted to approximately $8,600 million and $7,000 million at December 31, 2011 and 2010, respectively.

For our Refining and Marketing (R&M) segment, certain reductions in inventory caused liquidations of LIFO inventory values. These liquidations increased net income by approximately $155 million and $30 million in 2011 and 2010, respectively, and decreased net income by approximately $65 million in 2009.

Note 5—Assets Held for Sale or Sold

During 2009, we sold U.S. marketing assets with a net properties, plants and equipment carrying value of $505 million and recognized before-tax gains of $26 million. We had other dispositions in 2009 with a net carrying value of $569 million that resulted in before-tax gains of $52 million, primarily our interest in certain R&M pipelines. Also during 2009, we classified additional marketing assets as held for sale. Accordingly, at December 31, 2009, we classified $323 million of noncurrent assets as held for sale and most of this amount was included in “Prepaid expenses and other current assets” on our combined balance sheet. We also classified $75 million of noncurrent deferred tax liabilities as current, based on their held for sale status. We sold these held-for-sale assets and others during 2010, resulting in before-tax gains totaling $241 million.

In August 2011, we sold our refinery in Wilhelmshaven, Germany, which had been operating as a terminal since the fourth quarter of 2009. The refinery was included in our R&M segment and at the time of disposition had a net carrying value of $211 million, which included $243 million of properties, plants and equipment. A $234 million before-tax loss was recognized from this disposition.

In October 2011, we sold Seaway Products Pipeline Company to DCP Midstream. The total carrying value of the asset, which was included in our R&M segment, was $84 million, consisting of $55 million of net properties, plants and equipment and $29 million of allocated goodwill. The sale resulted in a before-tax gain of $312 million, 50 percent of which was recognized in current period earnings, while the remaining 50 percent will be deferred and amortized as part of the basis difference of our investment in the equity affiliate.

In December 2011, we sold our ownership interests in Colonial Pipeline Company and Seaway Crude Pipeline Company. The total carrying value of these assets, which were included in our R&M segment, was $348 million, including $104 million of investment in equity affiliates and $244 million of allocated goodwill. A $1,661 million before-tax gain was recognized from these dispositions.

Gains and losses from asset sales are included in the “Net gain on dispositions” line in the combined income statement.

Note 6—Investments, Loans and Long-Term Receivables

Components of investments, loans and long-term receivables at December 31 were:

	Millions of Dollars
	2011	2010
Equity investments	$10,233	9,454
Loans and advances—related parties	1	401
Long-term receivables	68	451
Other investments	5	13

	$10,307	10,319

Equity Investments

Affiliated companies in which we had a significant equity investment at December 31, 2011, included:

•	WRB Refining LP—50 percent owned business venture with Cenovus Energy Inc.—owns the Wood River and Borger refineries, which process crude oil into refined products.
•	DCP Midstream—50 percent owned joint venture with Spectra Energy—owns and operates gas plants, gathering systems, storage facilities and fractionation plants.
•	CPChem—50 percent owned joint venture with Chevron Corporation—manufactures and markets petrochemicals and plastics.
•

Malaysian Refining Company Sdn. Bdh. (MRC)—47 percent owned business venture with Petronas, the Malaysian state oil company—owns the Melaka, Malaysia refinery which processes crude oil into refined products.

•

Rockies Express Pipeline LLC (REX)—25 percent owned joint venture with Kinder Morgan Energy Partners and Sempra Energy Corp.—owns and operates a natural gas pipeline system from the Rocky Mountains, Colorado to eastern Ohio.

Summarized 100 percent financial information for equity method investments in affiliated companies, combined, was as follows:

	Millions of Dollars
	2011	2010	2009
Revenues	$59,044	45,123	40,418
Income before income taxes	6,083	3,659	2,241
Net income	5,742	3,390	1,984
Current assets	8,752	8,515	8,154
Noncurrent assets	34,329	33,923	32,242
Current liabilities	6,837	6,978	8,230
Noncurrent liabilities	10,279	11,957	9,717

Our share of income taxes incurred directly by the equity companies is included in equity in earnings of affiliates, and as such is not included in the provision for income taxes in our combined financial statements.

At December 31, 2011, net parent company investment included $2,540 million related to the undistributed earnings of affiliated companies. Dividends received from affiliates were $2,209 million, $1,110 million and $570 million in 2011, 2010 and 2009, respectively.

WRB

In 2007, we entered into a business venture with Cenovus to create a 50/50 U.S. downstream limited partnership, WRB Refining LP. We use the equity method of accounting for this entity.

WRB’s operating assets consist of the Wood River and Borger refineries, located in Roxana, Illinois, and Borger, Texas, respectively. As a result of our contribution of these two assets to WRB, a basis difference was created because the fair value of the contributed assets recorded by WRB exceeded their historical book value. The difference is primarily amortized and recognized as a benefit evenly over a period of 26 years, which was the estimated remaining useful life of the refineries’ property, plant and equipment at the closing date. At December 31, 2011, the book value of our investment in WRB was $3,722 million, and the basis difference was $3,918 million. Equity earnings in 2011, 2010 and 2009 were increased by $185 million, $243 million and $209 million, respectively, due to amortization of the basis difference. We are the operator and managing partner of WRB. Cenovus is obligated to contribute $7.5 billion, plus accrued interest, to WRB over a 10-year period that began in 2007.

DCP Midstream

DCP Midstream owns and operates gas plants, gathering systems, storage facilities and fractionation plants. At December 31, 2011, the book value of our equity method investment in DCP Midstream was $927 million. DCP Midstream markets a portion of its natural gas liquids to us and CPChem under a supply agreement that continues at the current volume commitment with a primary term ending December 31, 2014. This purchase commitment is on an “if-produced, will-purchase” basis and so has no fixed production schedule, but has had, and is expected over the remaining term of the contract to have, a relatively stable purchase pattern. Natural gas liquids are purchased under this agreement at various published market index prices, less transportation and fractionation fees. In 2009, a DCP Midstream subsidiary converted subordinated units into common units, and as a result, we recognized a $135 million before-tax deferred gain in equity earnings.

CPChem

CPChem manufactures and markets petrochemicals and plastics. At December 31, 2011, the book value of our equity method investment in CPChem was $2,998 million. We have multiple supply and purchase agreements in place with CPChem, ranging in initial terms from one to 99 years, with extension options. These agreements cover sales and purchases of refined products, solvents, and petrochemical and natural gas liquids feedstocks, as well as fuel oils and gases. Delivery quantities vary by product, and are generally on an “if-produced, will-purchase” basis. All products are purchased and sold under specified pricing formulas based on various published pricing indices.

In anticipation of the separation, we reached agreement with Chevron Corporation regarding CPChem that provides for CPChem to: (i) prior to the separation, suspend all cash distributions to its owners and accumulate its excess cash; and (ii) after the separation, use the accumulated cash and its excess cash flow to retire its $1 billion of outstanding fixed-rate bonds on an accelerated basis. During this period of bond repayment, CPChem is not required to make any cash distributions to its owners.

MRC

MRC’s operating asset is a refinery in Melaka, Malaysia. The refinery operates in merchant mode in which each co-venturer sells crude oil to MRC and purchases the resulting refined product yield. At December 31, 2011, the book value of our equity method investment in MRC was $1,043 million.

REX

REX owns a natural gas pipeline that runs from northwestern Colorado to eastern Ohio, which became fully operational in November 2009. Long-term, binding firm commitments have been secured for virtually all of the pipeline’s capacity through 2019. At December 31, 2011, the book value of our equity method investment in REX was $789 million.

Loans and Long-term Receivables

We enter into agreements with other parties to pursue business opportunities. Included in such activity are loans and long-term receivables to certain affiliated and non-affiliated companies. Loans are recorded when cash is transferred or seller financing is provided to the affiliated or non-affiliated company pursuant to a loan agreement. The loan balance will increase as interest is earned on the outstanding loan balance and will decrease as interest and principal payments are received. Interest is earned at the loan agreement’s stated interest rate. Loans and long-term receivables are assessed for impairment when events indicate the loan balance may not be fully recovered.

WRB Refining LP fully repaid its outstanding loans from us with payments of $550 million in 2011.

In November 2011, a long-term loan to a non-affiliated company related to seller financing of U.S. retail marketing assets sold in 2009 was refinanced, resulting in a receipt of $365 million. The principal portion of this receipt was included in the “Other” line in the investing section of the combined statement of cash flows. As part of the refinancing, we provided loan guarantees in support of $191 million of the total refinancing.

Other

Merey Sweeny, L.P. (MSLP) owns a delayed coker and related facilities at the Sweeny Refinery. MSLP processes long residue, which is produced from heavy sour crude oil, for a processing fee. Fuel-grade petroleum coke is produced as a by-product and becomes the property of MSLP. Prior to August 28, 2009, MSLP was owned 50/50 by us and Petróleos de Venezuela S.A. (PDVSA). Under the agreements that govern the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery gave us the right to acquire PDVSA’s 50 percent ownership interest in MSLP, which we exercised on August 28, 2009. PDVSA has initiated arbitration with the International Chamber of Commerce challenging the exercise of the call right and claiming it was invalid. The arbitral tribunal is scheduled to hold hearings on the merits of the dispute in December 2012. We continue to use the equity method of accounting for our investment in MSLP.

Note 7—Properties, Plants and Equipment

Properties, plants and equipment (PP&E) are recorded at cost. In the R&M segment, investments in refining manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life, and pipeline assets over a 45-year life. The company’s investment in PP&E, with the associated accumulated depreciation and amortization (Accum. D&A), at December 31 was:

	Millions of Dollars
	2011			2010
	Gross PP&E	Accum. D&A	Net PP&E	Gross PP&E	Accum. D&A	Net PP&E
R&M
Refining	$19,400	6,651	12,749	20,884	7,554	13,330
Transportation	2,359	931	1,428	2,412	890	1,522
Marketing and other	1,319	745	574	1,257	713	544

Total R&M	23,078	8,327	14,751	24,553	9,157	15,396

Midstream	64	51	13	61	49	12
Chemicals	-	-	-	-	-	-
Corporate and other	14	7	7	2	1	1

	$23,156	8,385	14,771	24,616	9,207	15,409

Note 8—Goodwill and Intangibles

Goodwill

Changes in the carrying amount of goodwill, which is entirely within the R&M segment, were as follows:

	Millions of Dollars
	2011	2010
Balance at January 1	$3,633	3,638
Goodwill allocated to assets sold	(273)	-
Tax and other adjustments	(28)	(5)

Balance at December 31	$3,332	3,633

Intangible Assets

Information at December 31 on the carrying value of intangible assets follows:

	Millions of Dollars
	Gross Carrying Amount
	2011	2010
Indefinite-Lived Intangible Assets
Trade names and trademarks	$494	494
Refinery air and operating permits	207	244

	$701	738

At year-end 2011, our amortized intangible asset balance was $31 million, compared with $39 million at year-end 2010. Amortization expense was not material for 2011 and 2010, and is not expected to be material in future years.

Note 9—Impairments

During 2011, 2010 and 2009, we recognized the following before-tax impairment charges:

	Millions of Dollars
	2011	2010	2009
R&M
United States	$470	83	63
International	2	1,616	3

	$472	1,699	66

2011

In 2011, we recorded a $467 million impairment of our refinery and associated pipelines and terminals in Trainer, Pennsylvania. In September 2011, we announced plans to seek a buyer for the refinery and have idled the facility. If unable to sell the refinery, we expect to permanently close the plant by the end of the first quarter of 2012.

2010

In U.S. R&M, we recorded property impairments of $83 million, which included canceled projects, a power generation facility and planned asset dispositions. In International R&M, we recorded a $1,514 million impairment of our refinery in Wilhelmshaven, Germany, due to canceled plans for a project to upgrade the refinery, and a $98 million impairment as a result of our decision to end our participation in a new refinery project in Yanbu Industrial City, Saudi Arabia.

2009

In 2009, we recorded property impairments of $66 million, which were primarily associated with planned asset dispositions.

Fair Value Remeasurements

There were no material fair value impairments for the year ended December 31, 2011. The following table shows the values of assets, by major category, measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition:

	Millions of Dollars
		Fair Value Measurements Using
	Fair Value*	Level 1 Inputs	Level 3 Inputs	Before-Tax Loss
Year ended December 31, 2010
Net properties, plants and equipment (held for use)	$274	-	274	1,508
Net properties, plants and equipment (held for sale)	23	5	18	43

*Represents the fair value at the time of the impairment.

2010

During 2010, net properties, plants and equipment held for use with a carrying amount of $1,782 million were written down to a fair value of $274 million, resulting in a before-tax loss of $1,508 million. The fair values were determined by the use of internal discounted cash flow models using estimates of prices, costs and a discount rate believed to be consistent with those used by principal market participants and cash flow multiples for similar assets and alternative use.

Also during 2010, net properties, plants and equipment held for sale with a carrying amount of $64 million were written down to their fair value of $23 million less cost to sell of $2 million for a net $21 million, resulting in a before-tax loss of $43 million. The fair values were primarily determined by binding negotiated selling prices with third parties, with some adjusted for the fair value of certain liabilities retained.

Note 10—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2011	2010
Asset retirement obligations	$378	332
Accrued environmental costs	542	554

Total asset retirement obligations and accrued environmental costs	920	886
Asset retirement obligations and accrued environmental costs due within one year*	(133)	(84)

Long-term asset retirement obligations and accrued environmental costs	$787	802

*Classified as a current liability on the balance sheet, under the caption “Other accruals.”

Asset Retirement Obligations

We record the fair value of a liability for an asset retirement obligation when it is incurred (typically when the asset is installed). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related properties, plants and equipment. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the related asset.

We have asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. Most of these obligations are not expected to be paid until several years in the future and will be funded from general company resources at the time of removal. Our largest individual obligations involve asbestos abatement at refineries.

During 2011 and 2010, our overall asset retirement obligation changed as follows:

	Millions of Dollars
	2011	2010
Balance at January 1	$332	325
Accretion of discount	15	15
New obligations	3	-
Changes in estimates of existing obligations	52	25
Spending on existing obligations	(20)	(20)
Property dispositions	(2)	(7)
Foreign currency translation	(2)	(6)

Balance at December 31	$378	332

Accrued Environmental Costs

We had accrued environmental costs of $276 million and $290 million at December 31, 2011 and 2010, respectively, primarily related to cleanup at domestic refineries and underground storage tanks at U.S. service stations; $206 million and $188 million, respectively, of environmental costs associated with nonoperator sites; and $60 million and $76 million, respectively, where the company has been named a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws. Accrued environmental liabilities are expected to be paid over periods extending up to 30 years. Because a large portion of the accrued environmental costs were acquired in various business combinations, they are discounted obligations. Expected expenditures for acquired environmental obligations are discounted using a weighted-average 5 percent discount factor, resulting in an accrued balance for acquired environmental liabilities of $276 million at December 31, 2011. The expected future undiscounted payments related to the portion of the accrued environmental costs that have been discounted are: $22 million in 2012, $25 million in 2013, $16 million in 2014, $10 million in 2015, $13 million in 2016, and $263 million for all future years after 2016.

Note 11—Debt

Long-term debt at December 31 was:

	Millions of Dollars
	2011	2010
7.68% Notes due 2012	$7	15
Industrial Development Bonds due 2012 through 2038 at 0.08%–5.75% at year-end 2011 and 0.33%–5.75% at year-end 2010	234	234
Note payable to Merey Sweeny, L.P. due 2020 at 7% (related party)	134	144
Other	1	1

Debt at face value	376	394
Capitalized leases	14	22
Net unamortized premiums and discounts	1	1

Total debt	391	417
Short-term debt	(30)	(29)

Long-term debt	$361	388

Maturities of long-term borrowings, inclusive of net unamortized premiums and discounts, in 2012 through 2016 are: $30 million, $13 million, $14 million, $15 million and $16 million, respectively.

Note 12—Guarantees

At December 31, 2011, we were liable for certain contingent obligations under various contractual arrangements as described below. We recognize a liability, at inception, for the fair value of our obligation as a guarantor for newly issued or modified guarantees. Unless the carrying amount of the liability is noted below, we have not recognized a liability either because the guarantees were issued prior to December 31, 2002, or because the fair value of the obligation is immaterial. In addition, unless otherwise stated we are not currently performing with any significance under the guarantee and expect future performance to be either immaterial or have only a remote chance of occurrence.

Guarantees of Joint Venture Debt

At December 31, 2011, we had guarantees outstanding for our portion of certain joint venture debt obligations, which have terms of up to 14 years. The maximum potential amount of future payments under the guarantees is approximately $50 million. Payment would be required if a joint venture defaults on its debt obligations.

Other Guarantees

We have other guarantees with maximum future potential payment amounts totaling $190 million, which consist primarily of guarantees to fund the short-term cash liquidity deficits of certain joint ventures and guarantees of the lease payment obligations of a joint venture. These guarantees generally extend up to 13 years or life of the venture.

Indemnifications

Over the years, we have entered into various agreements to sell ownership interests in certain corporations, joint ventures and assets that gave rise to qualifying indemnifications. Agreements associated with these sales include indemnifications for taxes, environmental liabilities, permits and licenses, employee claims, real estate indemnity against tenant defaults, and litigation. The terms of these indemnifications vary greatly. The majority of these indemnifications are related to environmental issues, the term is generally indefinite, and the maximum amount of future payments is generally unlimited. The carrying amount recorded for these indemnifications at December 31, 2011, was $278 million. We amortize the indemnification liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of indemnity. In cases where the indemnification term is indefinite, we will reverse the liability when we have information the liability is essentially relieved or amortize the liability over an appropriate time period as the fair value of our indemnification exposure declines. Although it is reasonably possible future payments may exceed amounts recorded, due to the nature of the indemnifications, it is not possible to make a reasonable estimate of the maximum potential amount of future payments. Included in the recorded carrying amount were $157 million of environmental accruals for known contamination that are included in asset retirement obligations and accrued environmental costs at December 31, 2011. For additional information about environmental liabilities, see Note 13—Contingencies and Commitments.

Note 13—Contingencies and Commitments

A number of lawsuits involving a variety of claims have been made against us that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain. See Note 17—Income Taxes, for additional information about income-tax-related contingencies.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our combined financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental

We are subject to international, federal, state and local environmental laws and regulations. When we prepare our combined financial statements, we record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency (EPA) or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

Although liability of those potentially responsible for environmental remediation costs is generally joint and several for federal sites and frequently so for state sites, we are usually only one of many companies cited at a particular site. Due to the joint and several liabilities, we could be responsible for all cleanup costs related to any site at which we have been designated as a potentially responsible party. We have been successful to date in sharing cleanup costs with other financially sound companies. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess the site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or may attain a settlement of liability. Where it appears that other potentially responsible parties may be financially unable to bear their proportional share, we consider this inability in estimating our potential liability, and we adjust our accruals accordingly. As a result of various acquisitions in the past, we assumed certain environmental obligations. Some of these environmental obligations are mitigated by indemnifications made by others for our benefit and some of the indemnifications are subject to dollar limits and time limits.

We are currently participating in environmental assessments and cleanups at numerous federal Superfund and comparable state sites. After an assessment of environmental exposures for cleanup and other costs, we make accruals on an undiscounted basis (except those acquired in a purchase business combination, which we record on a discounted basis) for planned investigation and remediation activities for sites where it is probable future costs will be incurred and these costs can be reasonably estimated. We have not reduced these accruals for possible insurance recoveries. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Note 10—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required.

Other Contingencies

We have contingent liabilities resulting from throughput agreements with pipeline and processing companies not associated with financing arrangements. Under these agreements, we may be required to provide any such company with additional funds through advances and penalties for fees related to throughput capacity not utilized. In addition, at December 31, 2011, we had performance obligations secured by letters of credit of $1,233 million (of which $40 million was issued under the provisions of our parent company’s revolving credit facility, and the remainder was issued as direct bank letters of credit) related to various purchase commitments for materials, supplies, services and items of permanent investment incident to the ordinary conduct of business.

Long-Term Throughput Agreements and Take-or-Pay Agreements

We have certain throughput agreements and take-or-pay agreements in support of financing arrangements. The agreements typically provide for crude oil transportation to be used in the ordinary course of the company’s business. The aggregate amounts of estimated payments under these various agreements are: 2012—$337 million; 2013—$336 million; 2014—$336 million; 2015—$336 million; 2016—$336 million; and 2017 and after—$4,699 million. Total payments under the agreements were $300 million in 2011, $96 million in 2010 and $2 million in 2009.

Note 14—Financial Instruments and Derivative Contracts

Derivative Instruments

We use financial and commodity-based derivative contracts to manage exposures to fluctuations in foreign currency exchange rates and commodity prices, or to capture market opportunities. Since we are not currently using cash-flow hedge accounting, all gains and losses, realized or unrealized, from derivative contracts have been recognized in the combined statement of income. Gains and losses from derivative contracts held for trading not directly related to our physical business, whether realized or unrealized, have been reported net in “Other income” in our combined statement of income.

Purchase and sales contracts with fixed minimum notional volumes for commodities that are readily convertible to cash (e.g., crude oil and gasoline) are recorded on the balance sheet as derivatives unless the contracts are eligible for and we elect the normal purchases and normal sales exception (i.e., contracts to purchase or sell quantities we expect to use or sell over a reasonable period in the normal course of business). We generally apply this normal purchases and normal sales exception to eligible crude oil, refined product, natural gas and power commodity purchase and sales contracts; however, we may elect not to apply this exception (e.g., when another derivative instrument will be used to mitigate the risk of the purchase or sales contract but hedge accounting will not be applied, in which case both the purchase or sales contract and the derivative contract mitigating the resulting risk will be recorded on the balance sheet at fair value).

We value our exchange-traded derivatives using closing prices provided by the exchange as of the balance sheet date, and these are classified as Level 1 in the fair value hierarchy. Where exchange-provided prices are adjusted, non-exchange quotes are used or when the instrument lacks sufficient liquidity, we generally classify those exchange-cleared contracts as Level 2. Over-the-counter (OTC) financial swaps and physical commodity forward purchase and sales contracts are generally valued using quotations provided by brokers and price index developers such as Platts and Oil Price Information Service. These quotes are corroborated with market data and are classified as Level 2. In certain less liquid markets or for longer-term contracts, forward prices are not as readily available. In these circumstances, OTC swaps and physical commodity purchase and sales contracts are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. A contract that is initially classified as Level 3 due to absence or insufficient corroboration of broker quotes over a material portion of the contract will transfer to Level 2 when the portion of the trade having no quotes or insufficient corroboration becomes an insignificant portion of the contract. A contract would also transfer to Level 2 if we began using a corroborated broker quote that has become available. Conversely, if a corroborated broker quote ceases to be available or used by us, the contract would transfer from Level 2 to Level 3. There were no material transfers in or out of Level 1.

Financial OTC and physical commodity options are valued using industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and contractual prices for the underlying instruments, as well as other relevant economic measures. The degree to which these inputs are observable in the forward markets determines whether the options are classified as Level 2 or 3.

We use a mid-market pricing convention (the mid-point between bid and ask prices). When appropriate, valuations are adjusted to reflect credit considerations, generally based on available market evidence.

The fair value hierarchy for our derivative assets and liabilities accounted for at fair value on a recurring basis was:

	Millions of Dollars
	December 31, 2011				December 31, 2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Commodity derivatives	$389	270	6	665	685	520	7	1,212

Liabilities
Commodity derivatives	428	267	4	699	779	567	10	1,356

Net assets (liabilities)	$(39)	3	2	(34)	(94)	(47)	(3)	(144)

The derivative values above are based on analysis of each contract as the fundamental unit of account; therefore, derivative assets and liabilities with the same counterparty are not reflected net where the legal right of setoff exists. Gains or losses from contracts in one level may be offset by gains or losses on contracts in another level or by changes in values of physical contracts or positions that are not reflected in the table above.

As reflected in the table above, Level 3 activity was not material.

Commodity Derivative Contracts—We operate in the worldwide crude oil, refined product, natural gas, natural gas liquids and electric power markets and are exposed to fluctuations in the prices for these commodities. These fluctuations can affect our revenues, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities; however, we use futures, forwards, swaps and options in various markets to balance physical systems, meet customer needs, manage price exposures on specific transactions, and do a limited, immaterial amount of trading not directly related to our physical business. We also use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be used to optimize these activities which may move our risk profile away from market average prices.

The fair value of commodity derivative assets and liabilities and the line items where they appear on our combined balance sheet were:

	Millions of Dollars

	2011	2010

Assets
Prepaid expenses and other current assets	$665	1,225
Other assets	5	-
Liabilities
Other accruals	703	1,369
Other liabilities and deferred credits	1	-

Hedge accounting has not been used for any item in the table. The amounts shown are presented gross (i.e., without netting assets and liabilities with the same counterparty where the right of setoff exists).

The gains (losses) from commodity derivatives incurred, and the line items where they appear on our combined statement of income were:

	Millions of Dollars

	2011	2010

Sales and other operating revenues	$(620)	(257)
Other income	12	(33)
Purchased crude oil and products	162	151

Hedge accounting has not been used for any item in the table.

The table below summarizes our material net exposures resulting from outstanding commodity derivative contracts. These financial and physical derivative contracts are primarily used to manage price exposure on our underlying operations. The underlying exposures may be from non-derivative positions such as inventory volumes. Financial derivative contracts may also offset physical derivative contracts, such as forward sales contracts.

	Open Position Long / (Short)

	2011	2010

Commodity
Crude oil, refined products and natural gas liquids (millions of barrels)	(13)	(16)

Credit Risk

Financial instruments potentially exposed to concentrations of credit risk consist primarily of OTC derivative contracts and trade receivables.

The credit risk from our OTC derivative contracts, such as forwards and swaps, derives from the counterparty to the transaction. Individual counterparty exposure is managed within predetermined credit limits and includes the use of cash-call margins when appropriate, thereby reducing the risk of significant nonperformance. We also use futures, swaps and option contracts that have a negligible credit risk because these trades are cleared with an exchange clearinghouse and subject to mandatory margin requirements until settled; however, we are exposed to the credit risk of those exchange brokers for the receivables arising from daily margin cash calls, as well as for cash deposited to meet initial margin requirements.

Our trade receivables result primarily from the sale of products from, or related to, our refinery operations and reflect a broad national and international customer base, which limits our exposure to concentrations of credit risk. The majority of these receivables have payment terms of 30 days or less. We continually monitor this exposure and the creditworthiness of the counterparties and recognize bad debt expense based on historical write-off experience or specific counterparty collectability. Generally, we do not require collateral to limit the exposure to loss; however, we will sometimes use letters of credit, prepayments, and master netting arrangements to mitigate credit risk with counterparties that both buy from and sell to us, as these agreements permit the amounts owed by us or owed to others to be offset against amounts due us.

Certain of our derivative instruments contain provisions that require us to post collateral if the derivative exposure exceeds a threshold amount. We have contracts with fixed threshold amounts and other contracts with variable threshold amounts that are contingent on our credit rating. The variable threshold amounts typically decline for lower credit ratings, while both the variable and fixed threshold amounts typically revert to zero if we fall below investment grade. Cash is the primary collateral in all contracts; however, many contracts also permit us to post letters of credit as collateral.

The aggregate fair value of all derivative instruments with such credit-risk-related contingent features that were in a liability position was not material at December 31, 2011.

Fair Values of Financial Instruments

We used the following methods and assumptions to estimate the fair value of financial instruments:

•	Accounts and notes receivable: The carrying amount reported on the balance sheet approximates fair value.
•	Debt: The carrying amount of our floating-rate debt approximates fair value. The fair value of the fixed-rate debt is estimated based on quoted market prices.
•

Commodity swaps: Fair value is estimated based on forward market prices and approximates the exit price at period end. When forward market prices are not available, fair value is estimated using the forward prices of a similar commodity with adjustments for differences in quality or location.

•	Futures: Fair values are based on quoted market prices obtained from the New York Mercantile Exchange, the IntercontinentalExchange Futures, or other traded exchanges.
•

Forward-exchange contracts: Fair values are estimated by comparing the contract rate to the forward rates in effect at the end of the respective reporting periods, and approximate the exit price at those dates.

Our commodity derivative and financial instruments were:

	Millions of Dollars

	Carrying Amount		Fair Value

	2011	2010	2011	2010

Financial assets
Commodity derivatives	$73	81	73	81
Financial liabilities
Commodity derivatives	52	73	52	73
Total debt, excluding capital leases	377	395	406	428

The amounts shown for derivatives in the preceding table are presented net (i.e., assets and liabilities with the same counterparty are netted where the right of setoff exists). In addition, the 2011 commodity derivative assets and liabilities appear net of $55 million of rights to reclaim cash collateral. The 2010 commodity derivative assets and liabilities appear net of $152 million of rights to reclaim cash collateral.

Note 15—Leases

The company leases ocean transport vessels, tugboats, barges, pipelines, railcars, service station land sites, computers, office buildings and other facilities and equipment. Certain leases include escalation clauses for adjusting rental payments to reflect changes in price indices, as well as renewal options and/or options to purchase the leased property for the fair market value at the end of the lease term. There are no significant restrictions imposed on us by the leasing agreements with regard to dividends, asset dispositions or borrowing ability. Leased assets under capital leases were not significant in any period presented.

At December 31, 2011, future minimum rental payments due under noncancelable leases were:

	Millions of Dollars
2012	$426
2013	318
2014	240
2015	206
2016	121
Remaining years	435

Total	1,746
Less income from subleases	105	*

Net minimum operating lease payments	$1,641

*Includes $64 million related to subleases to related parties.

Operating lease rental expense for the years ended December 31 was:

	Millions of Dollars
	2011	2010	2009
Total rentals*	$581	658	762
Less sublease rentals	19	20	15

	$562	638	747

*Includes $5 million of contingent rentals in 2011, and $6 million in 2010 and 2009. Contingent rentals primarily are related to retail marketing assets and are based on volume of product sold.

Note 16—Employee Benefit Plans

Pension Plans

As described in Note 2—Accounting Policies, we have plans in Austria, Germany and Ireland sponsored by entities included in Phillips 66, which are accounted for as defined benefit pension plans. An analysis of the projected benefit obligations for these pension plans follows:

	Millions of Dollars
	2011	2010
Change in Benefit Obligation
Benefit obligation at January 1	$230	218
Service cost	5	5
Interest cost	13	12
Plan participant contributions	1	1
Actuarial loss	-	11
Benefits paid	(10)	(9)
Foreign currency exchange rate change	(2)	(8)

Benefit obligation at December 31*	$237	230

*Accumulated benefit obligation portion of above at December 31:	$206	200
Change in Fair Value of Plan Assets
Fair value of plan assets at January 1	$119	109
Actual return on plan assets	(3)	9
Company contributions	12	11
Plan participant contributions	1	1
Benefits paid	(10)	(9)
Foreign currency exchange rate change	1	(2)

Fair value of plan assets at December 31	$120	119

Funded Status	$(117)	(111)

	Millions of Dollars
	2011	2010
Amounts Recognized in the Combined Balance Sheet at December 31
Noncurrent liabilities	$(117)	(111)

Weighted-Average Assumptions Used to Determine Benefit Obligations at December 31
Discount rate	5.30%	5.40
Rate of compensation increase	2.60	2.60

Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years ended December 31
Discount rate	5.40%	5.60
Expected return on plan assets	5.80	5.60
Rate of compensation increase	2.60	2.70

The overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. We rely on a variety of independent market forecasts in developing the expected rate of return for each class of assets.

Included in accumulated other comprehensive income at December 31 were the following before-tax amounts that had not been recognized in net periodic benefit cost:

	Millions of Dollars
	2011	2010
Unrecognized net actuarial loss	$36	31

Accumulated other comprehensive income at December 31, 2011, includes $4 million that is expected to be amortized into net periodic benefit cost during 2012.

For our tax-qualified pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation, the accumulated benefit obligation, and the fair value of plan assets were $237 million, $206 million, and $120 million, respectively, at December 31, 2011, and $230 million, $200 million, and $119 million, respectively, at December 31, 2010.

The components of net periodic benefit cost of all defined benefit plans are presented in the following table:

	Millions of Dollars
	2011	2010	2009
Components of Net Periodic Benefit Cost
Service cost	$5	5	5
Interest cost	13	12	12
Expected return on plan assets	(8)	(6)	(6)
Recognized net actuarial loss	3	2	3

Net periodic benefit cost	$13	13	14

For net actuarial gains and losses, we amortize 10 percent of the unamortized balance each year.

Plan Assets—The investment strategy for managing pension plan assets is to seek a reasonable rate of return relative to an appropriate level of risk and provide adequate liquidity for benefit payments and portfolio management. We follow a policy of diversifying plan assets across asset classes, investment managers, and individual holdings. A portion of plan assets are concentrated in contracts or securities from a few key issuers: approximately 13 percent are invested with a single insurance company, approximately 11 percent are invested in Italian government bonds, and approximately 11 percent are invested in French government bonds. Asset classes that are considered appropriate include equities, fixed income, cash, real estate and insurance contracts. Plan fiduciaries may consider and add other asset classes to the investment program from time to time. The target allocations for plan assets are approximately 46 percent equity securities, 35 percent debt securities and 19 percent in all other types of investments.

The following is a description of the valuation methodologies used for the pension plan assets. There have been no changes in the methodologies used at December 31, 2011 and 2010.

•	Fair values of investments in common/collective trusts are determined by the issuer of each fund based on the fair value of the underlying assets.
•	Fair values of mutual funds are valued based on quoted market prices, which represent the net asset value of shares held.
•	Cash is valued at cost, which approximates fair value.
•	Fair values of insurance contracts are valued at the present value of the future benefit payments owed by the insurance company to the Plans’ participants.
•	Fair values of real estate investments are valued using real estate valuation techniques and other methods that include reference to third-party sources and sales comparables where available.

The fair values of our pension plan assets at December 31, by asset class were as follows:

	Millions of Dollars
	Level 1	Level 2	Level 3	Total
2011
Equity Securities
Common/collective trusts	$-	56	-	56
Debt Securities
Common/collective trusts	-	42	-	42
Cash	2	-	-	2
Insurance contracts	-	-	15	15
Real estate	-	-	5	5

Total	$2	98	20	120

2010
Equity Securities
Common/collective trusts	$-	61	-	61
Debt Securities
Common/collective trusts	-	39	-	39
Insurance contracts	-	-	16	16
Real estate	-	-	3	3

Total	$-	100	19	119

As reflected in the table above, Level 3 activity was not material.

Contributions to international plans are dependent upon local laws and tax regulations. In 2012, we expect to contribute approximately $13 million to our international qualified pension plans.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Millions of Dollars
2012	$9
2013	10
2014	10
2015	11
2016	11
2017-2020	64

Shared Pension and Postretirement Plans

Certain U.S. and U.K. employees participate in defined benefit pension plans and certain U.S. employees participate in postretirement health and life insurance plans sponsored by ConocoPhillips, which include participants of other ConocoPhillips subsidiaries. We recorded expense of $199 million, $234 million, and $259 million for 2011, 2010, and 2009, respectively, for our allocation of U.S. pension costs. We recorded expense of $39 million, $47 million, and $37 million for 2011, 2010, and 2009, respectively, for our allocation of U.K. pension costs. We recorded expense of $19 million, $26 million, and $23 million for 2011, 2010, and 2009, respectively, for our allocation of U.S. postretirement costs. As of December 31, 2011 and 2010, there were no required contributions outstanding.

At December 31, 2011 and 2010, the shared defined benefit pension plans were approximately 70 percent and 72 percent funded, respectively. Contributions to the plans are made by ConocoPhillips and are at least sufficient to meet the minimum funding requirements of applicable laws and regulations but no more than the amount deductible for federal income tax purposes. The assets of the plans are held by major financial institutions and are well diversified and include investments in domestic equities, international equities, fixed income, private equity, real estate, and cash.

Defined Contribution Plans

Most U.S. employees are eligible to participate in the ConocoPhillips Savings Plan (CPSP). Employees can deposit up to 75 percent of their eligible pay up to the statutory limit ($16,500 in 2011) in the thrift feature of the CPSP to a choice of approximately 39 investment funds. ConocoPhillips matches contribution deposits, up to 1.25 percent of eligible pay. Contributions charged to expense for the CPSP and predecessor plans for Phillips 66 employees, excluding the stock savings feature (discussed below), were $13 million in 2011, 2010 and 2009.

The stock savings feature of the CPSP is a leveraged employee stock ownership plan. Employees may elect to participate in the stock savings feature by contributing 1 percent of eligible pay and receiving an allocation of ConocoPhillips shares of common stock proportionate to the amount of contribution. Total CPSP expense related to the participation of Phillips 66 employees in this stock savings feature was $38 million, $45 million and $44 million in 2011, 2010 and 2009, respectively, all of which was compensation expense.

Share-Based Compensation Plans

Until the completion of the separation of Phillips 66 from ConocoPhillips, Phillips 66 employees will continue to participate in the ConocoPhillips share-based compensation plans. Total share-based compensation expense directly allocated to Phillips 66 and the associated tax benefits for the years ended December 31, were as follows:

	Millions of Dollars
	2011	2010	2009
Compensation cost	$46	44	39
Tax benefit	18	17	15

ConocoPhillips share-based compensation programs generally provide accelerated vesting (i.e., a waiver of the remaining period of service required to earn an award) for awards held by employees at the time of their retirement. For share-based awards granted prior to ConocoPhillips’ adoption of Statement of Financial Accounting Standards No. 123(R), codified into FASB ASC Topic 718, “Compensation—Stock Compensation,” ConocoPhillips recognized expense over the time that an employee earned the award, even if the award could not be forfeited due to retirement eligibility. Expense recognition would only be accelerated if the employee actually retired. Share-based compensation expense for awards granted after ConocoPhillips adopted ASC 718 on January 1, 2006, is recognized over the shorter of: (1) the service period (i.e., the stated period of time required to earn the award); or (2) the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, which is the minimum time required for an award to not be subject to forfeiture.

Some of ConocoPhillips’ share-based awards vest ratably (i.e., portions of the award vest at different times) while some of the awards cliff vest (i.e., all of the award vests at the same time). For awards that vest ratably granted prior to ConocoPhillips’ adoption of ASC 718, expense is recognized on a straight-line basis over the service period for each portion of the award vesting separately (i.e., as if the one award was actually multiple awards with different requisite service periods). For share-based awards granted after adoption of ASC 718, ConocoPhillips recognizes expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

Basis of Presentation—The following sections on ConocoPhillips stock options, Stock Unit Program, and Performance Share Program disclose the activity of these awards granted to direct active employees of Phillips 66. Awards to indirect employees of Phillips 66 (e.g., awards to ConocoPhillips corporate staffs that provide services to Phillips 66) are excluded from the following disclosures, as the expense of those awards was either: (1) included in expense allocated to Phillips 66 for certain corporate functions historically performed by ConocoPhillips, through a multi-tiered allocation process in which the individual cost components may or may not be discretely identifiable; or (2) retained at corporate historically but have been allocated to Phillips 66 for the sole purpose of presenting these financial statements (for more information, see Note 1—Separation and Basis of Presentation).

The tables that appear in the following sections display the net change of awards held by employees transferring in and out of Phillips 66 during the year in the line “Transfers in/(out).” This line also includes reductions for awards held by Phillips 66 employees who retired or left the company during the year and ceased being direct active employees.

Stock Options—Stock options granted under the provisions of the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the Plan) and earlier plans permit purchases of ConocoPhillips common stock at exercise prices equivalent to the average market price of the stock on the date the options were granted. The options have terms of 10 years and generally vest ratably, with one-third of an option award vesting and becoming exercisable on each anniversary date following its date of grant. Options awarded to employees already eligible for retirement vest within six months of the grant date, but those options do not become exercisable until the end of the normal vesting period.

The following table summarizes the activity of ConocoPhillips stock options granted to direct active employees of Phillips 66 for the three years ended December 31, 2011:

	Options	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value	Millions of Dollars
				Aggregate Intrinsic Value
Outstanding at December 31, 2008	4,652,169	$34.11
Granted	644,200	45.47	$11.18
Exercised	(220,792)	22.04		$6
Forfeited	-	-
Expired or canceled	-	-
Transfers in/(out)	(418,942)	26.41

Outstanding at December 31, 2009	4,656,635	$36.95
Granted	491,200	48.39	$11.70
Exercised	(676,930)	27.16		$20
Forfeited	-	-
Expired or canceled	-	-
Transfers in/(out)	(765,257)	41.87

Outstanding at December 31, 2010	3,705,648	$39.23
Granted	359,500	70.13	$16.70
Exercised	(756,200)	30.55		$32
Forfeited	-	-
Expired or canceled	(2,282)	27.85
Transfers in/(out)	(434,824)	41.40

Outstanding at December 31, 2011	2,871,842	$45.07

Vested at December 31, 2011	2,385,467	$42.56		$74

Exercisable at December 31, 2011	2,083,828	$40.27		$69

The weighted-average remaining contractual term of vested options and exercisable options at December 31, 2011, was 3.97 years and 3.31 years, respectively.

During 2011, ConocoPhillips received $22 million in cash and realized a tax benefit of $8 million from the exercise of options held by direct active employees of Phillips 66. At December 31, 2011, the remaining unrecognized compensation expense from unvested options was $3 million, which will be recognized over a weighted-average period of 19 months, the longest period being 25 months.

The significant assumptions used to calculate the fair market values of ConocoPhillips options granted over the past three years, as calculated using the Black-Scholes-Merton option-pricing model, were as follows:

	2011	2010	2009
Assumptions used
Risk-free interest rate	3.10%	3.23	2.90
Dividend yield	4.00%	4.00	3.50
Volatility factor	33.40%	33.80	32.90
Expected life (years)	6.87	6.65	6.53

The ranges in the assumptions used were as follows:

	2011		2010		2009
	High	Low	High	Low	High	Low
Ranges used
Risk-free interest rate	3.10%	3.10	3.23	3.23	2.90	2.90
Dividend yield	4.00	4.00	4.00	4.00	3.50	3.50
Volatility factor	33.40	33.40	33.80	33.80	32.90	32.90

Volatility was calculated using the most recent ConocoPhillips end-of-week closing stock prices spanning a period equal to the expected life of the options granted. The average of the time lapsed between grant dates and exercise dates of past grants is periodically calculated to estimate the expected life of new option grants.

Upon completion of the separation, the disposition of ConocoPhillips outstanding stock options held by Phillips 66 employees on the distribution date depends on whether the options are exercisable. Each holder of exercisable ConocoPhillips stock options will retain the options and also receive exercisable options of Phillips 66 entitling the holder to purchase the same number of shares of Phillips 66 common stock the holder would have been entitled to receive if he or she had exercised the ConocoPhillips stock options immediately prior to the distribution record date. The exercise prices of both the existing ConocoPhillips options and the new options in Phillips 66 will be adjusted using a formula designed generally to preserve the intrinsic value of the original ConocoPhillips stock options prior to the separation.

Unexercisable ConocoPhillips stock options held by Phillips 66 employees at the separation will be replaced by unexercisable stock options to purchase shares of Phillips 66, with the same terms and conditions as the options replaced, but the exercise price and the number of shares subject to the Phillips 66 options will be adjusted using a formula designed generally to preserve the intrinsic value of the original ConocoPhillips stock options prior to the separation.

Stock Unit Program—Stock units granted under the provisions of the Plan vest ratably, with one-third of the units vesting in 36 months, one-third vesting in 48 months, and the final third vesting 60 months from the date of grant. Upon vesting, the units are settled by issuing one share of ConocoPhillips common stock per unit. Units awarded to employees already eligible for retirement vest within six months of the grant date, but those units are not issued as shares until the end of the normal vesting period. Until issued as stock, most recipients of the units receive a quarterly cash payment of a dividend equivalent that is charged to expense. The grant date fair value of these units is deemed equal to the average ConocoPhillips common stock price on the date of grant. The grant date fair market value of units that do not receive a dividend equivalent while unvested is deemed equal to the average ConocoPhillips common stock price on the grant date, less the net present value of the dividends that will not be received.

The following summarizes the activity of ConocoPhillips stock units granted to direct active employees of Phillips 66 for the three years ended December 31, 2011:

	Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars
			Total Fair Value
Outstanding at December 31, 2008	1,481,090	$60.26
Granted	613,348	44.91
Forfeited	-	-
Issued	(396,234)		$18
Transfers in/(out)	(120,246)	59.07

Outstanding at December 31, 2009	1,577,958	$58.22
Granted	612,648	47.87
Forfeited	-	-
Issued	(324,786)		$16
Transfers in/(out)	(82,945)	59.09

Outstanding at December 31, 2010	1,782,875	$55.21
Granted	432,957	69.52
Forfeited	-	-
Issued	(282,238)		$20
Transfers in/(out)	(124,111)	55.34

Outstanding at December 31, 2011	1,809,483	$56.11

Not Vested at December 31, 2011	1,266,093	$56.34

At December 31, 2011, the remaining unrecognized compensation cost from the unvested units held by direct active employees of Phillips 66 was $36 million, which will be recognized over a weighted-average period of 33 months, the longest period being 52 months.

Upon completion of the separation, ConocoPhillips stock units under this Plan held by Phillips 66 employees will be replaced by stock units of Phillips 66 with the same terms and conditions as the original stock units, but the number of Phillips 66 stock units will be adjusted using a formula generally designed to preserve the intrinsic value of the original stock units prior to the separation.

Performance Share Program—Under the Plan, ConocoPhillips also annually grants to senior management performance stock units (PSUs) that do not vest until either: (1) with respect to awards for periods beginning before 2009, the employee becomes eligible for retirement by reaching age 55 with five years of service; or (2) with respect to awards for periods beginning in 2009, five years after the grant date of the award (although recipients can elect to defer the lapsing of restrictions until retirement after reaching age 55 with five years of service). Accordingly, compensation expense is recognized for these awards beginning on the date of grant and ending on the date the PSUs are scheduled to vest. Since these awards are authorized three years prior to the grant date, compensation expense for employees eligible for retirement by or shortly after the grant date is recognized over the period beginning on the date of authorization and ending on the date of grant. These PSUs are settled by issuing one share of ConocoPhillips common stock per PSU. Until issued as stock, recipients of the PSUs receive a quarterly cash payment of a dividend equivalent that is charged to expense. In its current form, the first grant of PSUs under this program was in 2006.

The following summarizes the activity for ConocoPhillips PSUs granted to direct active employees of Phillips 66 for the three years ended December 31, 2011:

	Performance Share Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars
			Total Fair Value
Outstanding at December 31, 2008	475,682	$68.48
Granted	91,787	45.47
Forfeited	-	-
Issued	-		$-
Transfers in/(out)	(10,507)	64.47

Outstanding at December 31, 2009	556,962	$64.77
Granted	40,706	48.39
Forfeited	-	-
Issued	-		$-
Transfers in/(out)	(132,195)	65.06

Outstanding at December 31, 2010	465,473	$63.25
Granted	84,515	70.13
Forfeited	-	-
Issued	-		$-
Transfers in/(out)	(67,593)	63.69

Outstanding at December 31, 2011	482,395	$64.39

Not Vested at December 31, 2011	295,926	$64.42

At December 31, 2011, the remaining unrecognized compensation cost from unvested PSU awards held by direct active employees of Phillips 66 was $7 million, which will be recognized over a weighted-average period of 41 months, the longest period being 15 years.

Upon completion of the separation, each holder of ConocoPhillips PSUs under this Plan will retain those PSUs and receive PSUs of Phillips 66 in an amount equal to what the holder would have been entitled to receive if the ConocoPhillips PSUs had been settled with ConocoPhillips stock immediately prior to the distribution record date.

Note 17—Income Taxes

Our income taxes as presented are calculated on a standalone basis.

Income taxes charged to income were:

	Millions of Dollars
	2011	2010	2009
Income Taxes
Federal
Current	$733	335	373
Deferred	746	484	(73)
Foreign
Current	126	180	218
Deferred	(9)	(489)	(165)
State and local
Current	133	54	10
Deferred	115	15	5

	$1,844	579	368

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Major components of deferred tax liabilities and assets at December 31 were:

	Millions of Dollars
	2011	2010
Deferred Tax Liabilities
Properties, plants and equipment, and intangibles	$3,480	3,422
Investment in joint ventures	2,336	1,684
Investments in foreign subsidiaries	647	592
Other	112	130

Total deferred tax liabilities	6,575	5,828

Deferred Tax Assets
Benefit plan accruals	45	59
Inventory	70	-
Asset retirement obligations and accrued environmental costs	266	268
Deferred state income tax	233	195
Other financial accruals and deferrals	128	121
Loss and credit carryforwards	364	571
Other	5	1

Total deferred tax assets	1,111	1,215
Less valuation allowance	(210)	(165)

Net deferred tax assets	901	1,050

Net deferred tax liabilities	$5,674	4,778

Current assets, long-term assets, current liabilities and long-term liabilities included deferred taxes of $171 million, $9 million, $51 million and $5,803 million, respectively, at December 31, 2011, and $131 million, $13 million, $105 million and $4,817 million, respectively, at December 31, 2010.

With the exception of certain separate company losses, we did not allocate tax attributes to Phillips 66 at the beginning of the earliest period presented. At the balance sheet dates presented in this footnote, we have credit and loss carryforwards in multiple taxing jurisdictions. These attributes generally have indefinite carryforward periods.

Valuation allowances have been established to reduce deferred tax assets to an amount that will, more likely than not, be realized. During 2011, valuation allowances increased a total of $45 million. This increase is primarily related to foreign loss carryforwards. Based on our historical taxable income, expectations for the future, and available tax-planning strategies, management expects remaining net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and as offsets to the tax consequences of future taxable income.

At December 31, 2011 and 2010, income considered to be permanently reinvested in certain foreign subsidiaries and foreign corporate joint ventures totaled approximately $1,081 million and $904 million, respectively. Deferred income taxes have not been provided on this income, as we do not plan to initiate any action that would require the payment of income taxes. It is not practicable to estimate the amount of additional tax that might be payable on this foreign income if distributed.

The following table shows a reconciliation of the beginning and ending unrecognized tax benefits for 2011, 2010 and 2009:

	Millions of Dollars
	2011	2010	2009

Balance at January 1	$166	178	171
Additions based on tax positions related to the current year	11	11	11
Additions for tax positions of prior years	27	88	8
Reductions for tax positions of prior years	(32)	(46)	(2)
Settlements	(2)	(65)	(8)
Lapse of statute	(1)	-	(2)

Balance at December 31	$169	166	178

Included in the balance of unrecognized tax benefits for 2011, 2010 and 2009 were $114 million, $122 million and $54 million, respectively, which, if recognized, would affect our effective tax rate.

At December 31, 2011, 2010 and 2009, accrued liabilities for interest and penalties totaled $9 million, $16 million and $39 million, respectively, net of accrued income taxes. Interest and penalties benefitted earnings by $7 million, $6 million and $4 million in 2011, 2010 and 2009, respectively.

We and ConocoPhillips file tax returns in the U.S. federal jurisdiction and in many foreign and state jurisdictions. Audits in major jurisdictions are generally complete as follows: United Kingdom (2008), Germany (2006) and United States (2006). Issues in dispute for audited years and audits for subsequent years are ongoing and in various stages of completion in the many jurisdictions in which we operate around the world. As a consequence, the balance in unrecognized tax benefits can be expected to fluctuate from period to period. It is reasonably possible such changes could be significant when compared with our total unrecognized tax benefits, but the amount of change is not estimable.

The amounts of U.S. and foreign income (loss) before income taxes, with a reconciliation of tax at the federal statutory rate with the provision for income taxes, were:

	Millions of Dollars			Percent of Pretax Income
	2011	2010	2009	2011	2010	2009
Income (loss) before income taxes
United States	$6,172	2,283	433	93.2%	173.1	51.1
Foreign	452	(964)	414	6.8	(73.1)	48.9

	$6,624	1,319	847	100.0%	100.0	100.0

Federal statutory income tax	$2,318	462	296	35.0%	35.0	35.0
Goodwill allocated to assets sold	96	25	21	1.4	1.9	2.4
Capital loss utilization	(619)	-	-	(9.3)	-	-
Tax on foreign operations	(61)	72	43	(0.9)	5.5	5.0
Federal manufacturing deduction	(53)	(15)	-	(0.8)	(1.1)	-
State income tax	161	45	10	2.4	3.4	1.2
Other	2	(10)	(2)	-	(0.8)	(0.2)

	$1,844	579	368	27.8%	43.9	43.4

During 2011, we recognized a significant tax capital loss on disposition of the legal entity which ultimately held the Wilhelmshaven Refinery assets. The tax benefit of this loss was realized in 2011 because of other capital gains that occurred.

The change in the effective tax rates for 2011, as compared with 2010 and 2009, was primarily due to the effect of asset sales in 2011, which decreased the effective tax rate. In addition, the impairment of the Wilhelmshaven Refinery in 2010, and the payment of a dividend in 2009, both adversely affected effective tax rates in those years. Statutory tax rate changes did not have a significant impact on our income tax expense in 2011, 2010 or 2009.

With certain exceptions, we do not make cash tax payments directly to taxing jurisdictions; rather, our share of our parent’s tax payments are reflected as changes in parent company investment. Direct cash tax payments for certain state income taxes and those made by dedicated foreign entities totaled $327 million, $239 million and $236 million for the years 2011, 2010 and 2009, respectively.

Note 18—Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income in the net investment section of the balance sheet included:

	Millions of Dollars
	Defined Benefit Plans	Foreign Currency Translation	Hedging	Accumulated Other Comprehensive Income (Loss)

December 31, 2008	$(134)	241	(10)	97
Other comprehensive income	35	192	5	232

December 31, 2009	(99)	433	(5)	329
Other comprehensive income (loss)	(17)	(99)	1	(115)

December 31, 2010	(116)	334	(4)	214
Other comprehensive income (loss)	(29)	(64)	1	(92)

December 31, 2011	$(145)	270	(3)	122

Note 19—Other Financial Information

	Millions of Dollars
	2011	2010	2009
Other Income
Interest income	$33	42	47
Other, net	12	47	41

	$45	89	88

Research and Development Expenditures—expensed	$74	56	36

Advertising Expenses	$63	59	47

Shipping and Handling Costs*	$12	11	10

*Amounts included in operating expenses.

Foreign Currency Transaction (Gains) Losses—after-tax
R&M	$(24)	60	(39)
Midstream	-	1	1
Chemicals	-	-	-
Corporate and Other	-	-	-

	$(24)	61	(38)

Note 20—Related Party Transactions

Significant transactions with related parties were:

	Millions of Dollars
	2011	2010	2009

Operating revenues and other income (a)	$9,034	7,411	6,922
Net gain on dispositions (b)	156	-	-
Purchases (c)	34,558	26,754	21,888
Operating expenses and selling, general and administrative expenses (d)	361	401	356
Net interest expense (e)	10	10	11

(a)	We sold crude oil to MRC. Natural gas liquids, solvents and petrochemical feedstocks were sold to CPChem, gas oil and hydrogen feedstocks were sold to Excel Paralubes and refined products were sold primarily to CFJ Properties. Beginning in the third quarter of 2010, CFJ was no longer considered a related party due to the sale of our interest. Crude, blendstock and other intermediate products were sold to WRB. In addition, we charged several of our affiliates, including CPChem and MSLP, for the use of common facilities, such as steam generators, waste and water treaters and warehouse facilities.

(b)	In 2011, we sold the Seaway Products Pipeline to DCP Midstream for cash proceeds of $400 million, resulting in a before-tax gain of $156 million.

(c)	We purchased refined products from WRB. We purchased natural gas and natural gas liquids from DCP Midstream and CPChem for use in our refinery processes and other feedstocks from various affiliates. We purchased refined products from MRC. We also paid fees to various pipeline equity companies for transporting finished refined products. In addition, we paid a price upgrade to MSLP for heavy crude processing. We purchased base oils and fuel products from Excel Paralubes for use in our refinery and specialty businesses.

(d)	We paid utility and processing fees to various affiliates. Additionally, we paid transportation fees to pipeline equity companies.

(e)	We incurred interest expense on a note payable to MSLP. See Note 6—Investments, Loans and Long-Term Receivables and Note 11—Debt, for additional information on loans with affiliated companies.

Also included in the table above are transactions with ConocoPhillips and its consolidated subsidiaries that are not part of Phillips 66. These transactions include crude oil purchased from ConocoPhillips as feedstock for our refineries and power sold to ConocoPhillips from our power generation facilities. For the years 2011, 2010 and 2009, sales to ConocoPhillips were $1,197 million, $991 million and $744 million, respectively, while purchases from ConocoPhillips were $15,798 million, $13,345 million and $11,336 million, respectively.

As discussed in Note 1—Separation and Basis of Presentation, the combined statement of income includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Net charges from ConocoPhillips for these services, reflected in selling, general and administrative expenses in the combined statement of income were $180 million, $176 million and $133 million for 2011, 2010 and 2009, respectively.

Net Parent Company Investment

The following is a reconciliation of the amounts presented as “Net transfers from (to) parent company” on the combined statement of changes in net investment and the amounts presented as “Contributions from (distributions to) parent company” on the combined statement of cash flows.

	Millions of Dollars
	2011	2010	2009
Net transfers from (to) parent company per the combined statement of changes in net investment	$(7,420)	(1,536)	1,210
Non-cash adjustments
Foreign currency translation adjustments on net parent company investment	(18)	136	(101)
Net transfers of assets and liabilities with parent company	(33)	(11)	(53)

Contributions from (distributions to) parent company per the combined statement of cash flows	$(7,471)	(1,411)	1,056

Note 21—Segment Disclosures and Related Information

We have organized our reporting structure based on the grouping of similar products and services, resulting in three operating segments:

1)	R&M—This segment purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia. At December 31, 2011, we owned or had an interest in 12 refineries in the United States, one in the United Kingdom, one in Ireland, one in Germany, and one in Malaysia. This segment also includes power generation operations. The R&M segment’s U.S. and international operations are disclosed separately for reporting purposes.

2)	Midstream—This segment gathers, processes, transports and markets natural gas and fractionates and markets natural gas liquids, predominantly in the United States. The Midstream segment primarily consists of our 50 percent equity investment in DCP Midstream.

3)	Chemicals—This segment manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in CPChem.

Corporate and Other includes general corporate overhead, interest expense and various other corporate activities.

Analysis of Results by Operating Segment

	Millions of Dollars
	2011	2010	2009
Sales and Other Operating Revenues
R&M
United States	$127,219	94,690	73,976
International	61,093	45,280	34,472
Intersegment eliminations—U.S.	(509)	(402)	(375)

R&M	187,803	139,568	108,073

Midstream
Total sales	8,770	7,383	4,915
Intersegment eliminations	(499)	(407)	(307)

Midstream	8,271	6,976	4,608

Chemicals	11	11	11
Corporate and Other	3	6	-

Combined sales and other operating revenues	$196,088	146,561	112,692

Depreciation, Amortization and Impairments
R&M
United States	$1,180	747	707
International	195	1,829	235

Total R&M	1,375	2,576	942

Midstream	2	2	2
Chemicals	-	-	-
Corporate and Other	3	1	1

Combined depreciation, amortization and impairments	$1,380	2,579	945

	Millions of Dollars
	2011	2010	2009
Equity in Earnings of Affiliates
R&M
United States	$1,284	605	429
International	94	114	12

Total R&M	1,378	719	441

Midstream	490	362	353
Chemicals	975	684	298
Corporate and Other	-	-	-

Combined equity in earnings of affiliates	$2,843	1,765	1,092

Income Taxes
R&M
United States	$1,440	608	(4)
International	39	(272)	210

Total R&M	1,479	336	206

Midstream	210	142	170
Chemicals	252	194	67
Corporate and Other	(97)	(93)	(75)

Combined income taxes	$1,844	579	368

Net Income Attributable to Phillips 66
R&M
United States	$3,637	1,013	(124)
International	211	(867)	195

Total R&M	3,848	146	71

Midstream	403	262	317
Chemicals	716	486	228
Corporate and Other	(192)	(159)	(140)

Combined net income attributable to Phillips 66	$4,775	735	476

	Millions of Dollars
	2011	2010	2009
Investments In and Advances To Affiliates
R&M
United States	$4,167	4,135	3,810
International	1,326	1,304	1,142

Total R&M	5,493	5,439	4,952

Midstream	1,743	1,898	1,877
Chemicals	2,998	2,518	2,446
Corporate and Other	-	-	-

Combined investments in and advances to affiliates	$10,234	9,855	9,275

Total Assets
R&M
United States	$25,056	26,123	24,746
International	8,902	9,308	9,305
Goodwill	3,332	3,633	3,638

Total R&M	37,290	39,064	37,689

Midstream	2,900	3,128	2,694
Chemicals	2,999	2,732	2,451
Corporate and Other	22	31	46

Combined total assets	$43,211	44,955	42,880

Capital Expenditures and Investments
R&M
United States	$751	798	1,294
International	237	276	513

Total R&M	988	1,074	1,807

Midstream	17	68	639
Chemicals	-	-	-
Corporate and Other	17	8	15

Combined capital expenditures and investments	$1,022	1,150	2,461

Interest Income and Expense
Interest income
R&M	$33	42	47

Interest and debt expense
Corporate	$17	1	1

Sales and Other Operating Revenues by Product Line
Refined products	$146,834	108,182	87,948
Crude oil resales	38,259	28,836	18,760
Natural gas liquids	10,024	8,468	5,483
Other	971	1,075	501

Combined sales and other operating revenues by product line	$196,088	146,561	112,692

Geographic Information

	Millions of Dollars
	Sales and Other Operating Revenues*			Long-Lived Assets**
	2011	2010	2009	2011	2010	2009
United States	$134,499	100,914	77,994	21,196	21,224	20,701
United Kingdom	26,976	20,125	14,169	1,927	1,929	2,029
Germany	10,647	9,070	9,950	547	849	2,660
Other foreign countries	23,966	16,452	10,579	1,335	1,262	1,123

Worldwide combined	$196,088	146,561	112,692	25,005	25,264	26,513

*Sales and other operating revenues are attributable to countries based on the location of the operations generating the revenues.

**Defined as net properties, plants and equipment plus investments in and advances to affiliated companies.

Note 22—Condensed Consolidating Financial Information

In March 2012, we issued $5.8 billion of Senior Notes. The notes were issued by Phillips 66, and are guaranteed by Phillips 66 Company, a 100-percent-owned subsidiary. Phillips 66 Company has fully and unconditionally guaranteed the payment obligations of Phillips 66 with respect to these debt securities. The following condensed consolidating financial information presents the results of operations, financial position and cash flows for:

•	Phillips 66 and Phillips 66 Company (in each case, reflecting investments in subsidiaries utilizing the equity method of accounting).
•	All other nonguarantor subsidiaries of Phillips 66.
•	The consolidating adjustments necessary to present Phillips 66’s results on a consolidated basis.

This condensed consolidating financial information should be read in conjunction with the accompanying combined financial statements and notes.

	Millions of Dollars
	Year Ended December 31, 2011
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Revenues and Other Income
Sales and other operating revenues	$-	131,761	64,327	-	196,088
Equity in earnings of affiliates	4,775	2,835	723	(5,490)	2,843
Net gain (loss) on dispositions	-	1,867	(229)	-	1,638
Other income	-	10	35	-	45
Intercompany revenues	-	4,887	27,249	(32,136)	-

Total Revenues and Other Income	4,775	141,360	92,105	(37,626)	200,614

Costs and Expenses
Purchased crude oil and products	-	124,772	80,157	(32,092)	172,837
Operating expenses	-	3,278	838	(44)	4,072
Selling, general and administrative expenses	-	995	414	-	1,409
Depreciation and amortization	-	655	253	-	908
Impairments	-	468	4	-	472
Taxes other than income taxes	-	4,801	9,487	-	14,288
Accretion on discounted liabilities	-	13	8	-	21
Interest and debt expense	-	16	1	-	17
Foreign currency transaction gains	-	(1)	(33)	-	(34)

Total Costs and Expenses	-	134,997	91,129	(32,136)	193,990

Income before income taxes	4,775	6,363	976	(5,490)	6,624
Provision for income taxes	-	1,588	256	-	1,844

Net income	4,775	4,775	720	(5,490)	4,780
Less: net income attributable to noncontrolling interests	-	-	5	-	5

Net Income Attributable to Phillips 66	$4,775	4,775	715	(5,490)	4,775

Comprehensive Income	$4,683	4,683	747	(5,425)	4,688

	Millions of Dollars
	Year Ended December 31, 2010
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Revenues and Other Income
Sales and other operating revenues	$-	97,786	48,775	-	146,561
Equity in earnings of affiliates	735	957	770	(697)	1,765
Net gain on dispositions	-	18	223	-	241
Other income	-	88	1	-	89
Intercompany revenues	-	1,771	17,831	(19,602)	-

Total Revenues and Other Income	735	100,620	67,600	(20,299)	148,656

Costs and Expenses
Purchased crude oil and products	-	89,428	55,228	(19,564)	125,092
Operating expenses	-	3,367	859	(37)	4,189
Selling, general and administrative expenses	-	978	406	-	1,384
Depreciation and amortization	-	609	271	-	880
Impairments	-	51	1,648	-	1,699
Taxes other than income taxes	-	4,859	9,127	(1)	13,985
Accretion on discounted liabilities	-	14	8	-	22
Interest and debt expense (income)	-	(1)	2	-	1
Foreign currency transaction (gains) losses	-	(2)	87	-	85

Total Costs and Expenses	-	99,303	67,636	(19,602)	147,337

Income before income taxes	735	1,317	(36)	(697)	1,319
Provision (benefit) for income taxes	-	582	(3)	-	579

Net income	735	735	(33)	(697)	740
Less: net income attributable to noncontrolling interests	-	-	5	-	5

Net Income (Loss) Attributable to Phillips 66	$735	735	(38)	(697)	735

Comprehensive Income (Loss)	$620	620	(143)	(472)	625

	Millions of Dollars
	Year Ended December 31, 2009
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Revenues and Other Income
Sales and other operating revenues	$-	75,589	37,103	-	112,692
Equity in earnings of affiliates	476	958	511	(853)	1,092
Net gain (loss) on dispositions	-	153	(74)	-	79
Other income	-	33	55	-	88
Intercompany revenues	-	403	12,747	(13,150)	-

Total Revenues and Other Income	476	77,136	50,342	(14,003)	113,951

Costs and Expenses
Purchased crude oil and products	-	67,166	39,092	(13,102)	93,156
Operating expenses	-	3,223	901	(27)	4,097
Selling, general and administrative expenses	-	911	405	(2)	1,314
Depreciation and amortization	-	571	308	-	879
Impairments	-	63	3	-	66
Taxes other than income taxes	-	4,568	9,071	(19)	13,620
Accretion on discounted liabilities	-	17	7	-	24
Interest and debt expense	-	(1)	2	-	1
Foreign currency transaction (gains) losses	-	1	(54)	-	(53)

Total Costs and Expenses	-	76,519	49,735	(13,150)	113,104

Income before income taxes	476	617	607	(853)	847
Provision for income taxes	-	141	227	-	368

Net income	476	476	380	(853)	479
Less: net income attributable to noncontrolling interests	-	-	3	-	3

Net Income Attributable to Phillips 66	$476	476	377	(853)	476

Comprehensive Income	$708	708	600	(1,305)	711

	Millions of Dollars
	December 31, 2011
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Assets
Cash and cash equivalents	$-	-	-	-	-
Accounts and notes receivable	-	6,497	4,307	(779)	10,025
Inventories	-	2,048	1,418	-	3,466
Prepaid expenses and other current assets	-	110	347	-	457

Total Current Assets	-	8,655	6,072	(779)	13,948
Investments and long-term receivables	23,264	12,810	3,623	(29,391)	10,306
Net properties, plants and equipment	-	11,304	3,467	-	14,771
Goodwill	-	3,332	-	-	3,332
Intangibles	-	713	19	-	732
Other assets	-	105	17	-	122

Total Assets	$23,264	36,919	13,198	(30,170)	43,211

Liabilities and Net Investment
Accounts payable	$-	6,845	4,726	(779)	10,792
Short-term debt	-	23	7	-	30
Accrued income and other taxes	-	427	660	-	1,087
Employee benefit obligations	-	13	51	-	64
Other accruals	-	332	79	-	411

Total Current Liabilities	-	7,640	5,523	(779)	12,384
Long-term debt	-	361	-	-	361
Asset retirement obligations and accrued environmental costs	-	606	181	-	787
Deferred income taxes	-	4,814	989	-	5,803
Employee benefit obligations	-	-	117	-	117
Other liabilities and deferred credits	-	234	2,631	(2,399)	466

Total Liabilities	-	13,655	9,441	(3,178)	19,918
Net ConocoPhillips investment	23,142	23,142	3,436	(26,578)	23,142
Accumulated other comprehensive income	122	122	292	(414)	122
Noncontrolling interests	-	-	29	-	29

Total Liabilities and Net Investment	$23,264	36,919	13,198	(30,170)	43,211

	Millions of Dollars
	December 31, 2010
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Assets
Cash and cash equivalents	$-	-	-	-	-
Accounts and notes receivable	-	5,950	5,277	(1,014)	10,213
Inventories	-	2,961	1,152	-	4,113
Prepaid expenses and other current assets	-	189	189	-	378

Total Current Assets	-	9,100	6,618	(1,014)	14,704
Investments and long-term receivables	26,001	13,652	4,027	(33,762)	9,918
Net properties, plants and equipment	-	11,634	3,775	-	15,409
Goodwill	-	3,633	-	-	3,633
Intangibles	-	746	31	-	777
Other assets	-	493	21	-	514

Total Assets	$26,001	39,258	14,472	(34,776)	44,955

Liabilities and Net Investment
Accounts payable	$-	7,186	4,579	(1,014)	10,751
Short-term debt	-	21	8	-	29
Accrued income and other taxes	-	423	759	-	1,182
Employee benefit obligations	-	44	45	-	89
Other accruals	-	383	69	-	452

Total Current Liabilities	-	8,057	5,460	(1,014)	12,503
Long-term debt	-	381	7	-	388
Asset retirement obligations and accrued environmental costs	-	616	186	-	802
Deferred income taxes	-	3,942	875	-	4,817
Employee benefit obligations	-	-	111	-	111
Other liabilities and deferred credits	-	261	153	(106)	308

Total Liabilities	-	13,257	6,792	(1,120)	18,929
Net ConocoPhillips investment	25,787	25,787	7,390	(33,177)	25,787
Accumulated other comprehensive income	214	214	265	(479)	214
Noncontrolling interests	-	-	25	-	25

Total Liabilities and Net Investment	$26,001	39,258	14,472	(34,776)	44,955

	Millions of Dollars
	Year Ended December 31, 2011
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Cash Flows From Operating Activities
Net Cash Provided by Operating Activities	$-	3,038	1,968	-	5,006

Cash Flows From Investing Activities
Capital expenditures and investments	-	(717)	(305)	-	(1,022)
Proceeds from asset dispositions	-	2,517	110	-	2,627
Long-term advances/loans—related parties	-	-	-	-	-
Collection of advances/loans—related parties	-	550	-	-	550
Other	-	51	286	-	337

Net Cash Provided by Investing Activities	-	2,401	91	-	2,492

Cash Flows From Financing Activities
Distributions to ConocoPhillips	-	(5,421)	(2,050)	-	(7,471)
Repayment of debt	-	(18)	(8)	-	(26)
Other	-	-	(1)	-	(1)

Net Cash Used in Financing Activities	-	(5,439)	(2,059)	-	(7,498)

Net Change in Cash and Cash Equivalents	-	-	-	-	-
Cash and cash equivalents at beginning of period	-	-	-	-	-

Cash and Cash Equivalents at End of Period	$-	-	-	-	-

	Millions of Dollars
	Year Ended December 31, 2010
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Cash Flows From Operating Activities
Net Cash Provided by Operating Activities	$-	1,370	722	-	2,092

Cash Flows From Investing Activities
Capital expenditures and investments	-	(743)	(407)	-	(1,150)
Proceeds from asset dispositions	-	58	604	-	662
Long-term advances/loans—related parties	-	(200)	-	-	(200)
Collection of advances/loans—related parties	-	20	-	-	20
Other	-	-	16	-	16

Net Cash Provided by (Used in) Investing Activities	-	(865)	213	-	(652)

Cash Flows From Financing Activities
Distributions to ConocoPhillips	-	(487)	(924)	-	(1,411)
Repayment of debt	-	(18)	(8)	-	(26)
Other	-	-	(3)	-	(3)

Net Cash Used in Financing Activities	-	(505)	(935)	-	(1,440)

Net Change in Cash and Cash Equivalents	-	-	-	-	-
Cash and cash equivalents at beginning of period	-	-	-	-	-

Cash and Cash Equivalents at End of Period	$-	-	-	-	-

	Millions of Dollars
	Year Ended December 31, 2009
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated

Cash Flows From Operating Activities
Net Cash Provided by Operating Activities	$-	26	920	-	946

Cash Flows From Investing Activities
Capital expenditures and investments	-	(1,231)	(1,230)	-	(2,461)
Proceeds from asset dispositions	-	315	442	-	757
Long-term advances/loans—related parties	-	(350)	-	-	(350)
Collection of advances/loans—related parties	-	-	1	-	1
Other	-	46	34	-	80

Net Cash Used in Investing Activities	-	(1,220)	(753)	-	(1,973)

Cash Flows From Financing Activities
Contributions from (distributions to) ConocoPhillips	-	1,211	(155)	-	1,056
Repayment of debt	-	(17)	(8)	-	(25)
Other	-	-	(4)	-	(4)

Net Cash Provided by (Used in) Financing Activities	-	1,194	(167)	-	1,027

Net Change in Cash and Cash Equivalents	-	-	-	-	-
Cash and cash equivalents at beginning of period	-	-	-	-	-

Cash and Cash Equivalents at End of Period	$-	-	-	-	-

Information Subsequent to Initial Date of Independent Registered Public Accounting Firm Report (unaudited)

During March 2012, we issued, through a private placement, $800 million aggregate principal amount of 1.950% Senior Notes due 2015, $1.5 billion aggregate principal amount of 2.950% Senior Notes due 2017, $2.0 billion aggregate principal amount of 4.300% Senior Notes due 2022, and $1.5 billion aggregate principal amount of 5.875% Senior Notes due 2042. The indenture governing the notes provides that the notes will be guaranteed by Phillips 66 Company, effective upon the delivery by us and Phillips 66 Company of an officers’ certificate to the trustee under the indenture that the guarantee contained in the indenture is effective. In connection with the private placement, we and Phillips 66 Company granted the initial purchasers of the notes certain registration rights under a Registration Rights Agreement. The net proceeds from the offering were deposited in two segregated escrow accounts. The amounts in the escrow accounts were released to us on the date that we delivered a written notice to the escrow agents that, among other items, the contribution to Phillips 66 of the downstream business of ConocoPhillips, in connection with its separation from ConocoPhillips, has been consummated in all material respects under the terms described in the offering memorandum for the offering of the notes.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Combined)

	Millions of Dollars
Description	Balance at January 1	Charged to Expense	Other (a)	Deductions		Balance at December 31
2011
Deducted from asset accounts:
Allowance for doubtful accounts and notes receivable	$7	7	-	(1	)(b)	13
Deferred tax asset valuation allowance	165	54	(9)	-		210

2010
Deducted from asset accounts:
Allowance for doubtful accounts and notes receivable	$16	-	-	(9	)(b)	7
Deferred tax asset valuation allowance	41	131	(2)	(5)		165

2009
Deducted from asset accounts:
Allowance for doubtful accounts and notes receivable	$20	49	1	(54	)(b)	16
Deferred tax asset valuation allowance	36	3	2	-		41

(a)Represents acquisitions/dispositions/revisions and the effect of translating foreign financial statements.

(b)Amounts charged off less recoveries of amounts previously charged off.